UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	May 19, 2006
(May 11, 2006)
AIRNET SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Ohio (State or other jurisdiction of incorporation)	1-13025 (Commission File Number)	31-1458309 (IRS Employer Identification No.)
7250 Star Check Drive, Columbus, Ohio 43217
(Address of principal executive offices) (Zip Code)
(614) 409-4900
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address,
if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.
     On May 15, 2006, AirNet Systems, Inc. (“AirNet”) issued a news release reporting results for the three months ended March 31, 2006. The May 15, 2006 news release is furnished herewith as Exhibit 99.1 and is incorporated herein by reference.
Item 7.01. Regulation FD Disclosure.
     On May 15, 2006, AirNet issued a news release reporting results for the three months ended March 31, 2006. The May 15, 2006 news release is furnished herewith as Exhibit 99.1 and is incorporated herein by reference.
Item 8.01. Other Events.
     On May 11, 2006, the Board of Directors of AirNet established August 3, 2006 as the date of AirNet’s 2006 Annual Meeting of Shareholders. The record date for determining the shareholders of AirNet entitled to receive notice of, and vote at, the 2006 Annual Meeting of Shareholders will be June 22, 2006. AirNet shareholders seeking to bring business before the 2006 Annual Meeting of Shareholders, or to nominate candidates for election as directors at the 2006 Annual Meeting of Shareholders, must provide notice thereof in writing to AirNet, which notice must be received no later than June 4, 2006. The AirNet Code of Regulations specifies certain requirements for a shareholder’s notice to be in proper written form. In addition, shareholder proposals must be in the form specified in SEC Rule 14a-8. Shareholder proposals must be addressed to the Secretary of AirNet at its executive offices located at 7250 Star Check Drive, Columbus, Ohio 43217.
     On May 15, 2006, AirNet received notice from an Express Services customer that the customer intended to terminate its current agreement with AirNet for air transportation services effective August 15, 2006. During AirNet’s first quarter ended March 31, 2006 and fiscal year ended December 31, 2005, the revenues from the air transportation services for this customer accounted for approximately $2.3 million and $5.2 million of AirNet’s Express Services revenues, respectively (including $0.3 million and $0.6 million in fuel surcharge revenues, respectively). The customer indicated that it was terminating its current agreement with AirNet in anticipation of designing and implementing a new distribution model, which may result in changes to its current service schedule. The customer has scheduled a meeting with AirNet in June, 2006 to begin discussions regarding a new agreement with AirNet under which AirNet would provide air transportation services for the customer based upon the customer’s new distribution schedule. There can be no assurances that such an agreement will be entered into and, if so, whether the terms of such agreement would result in a decrease or increase in the amount of revenues received from this customer as compared to the amount under its existing agreement.
     On May 17, 2006, upon the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors of AirNet appointed Gerald Hellerman to serve as a member of the Audit Committee and also appointed Mr. Hellerman to serve as Chair of the Audit Committee.
Item 9.01. Financial Statements and Exhibits.
     (a) through (c): Not Applicable
     (d) Exhibits: The following exhibit is being furnished with this Current Report on Form 8-K:

Exhibit No.	Description
99.1	News Release issued by AirNet Systems, Inc. on May 15, 2006
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signature on following page]

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AIRNET SYSTEMS, INC.
Dated: May 19, 2006	By:	/s/ Gary W. Qualmann
Gary W. Qualmann
Chief Financial Officer, Treasurer and Secretary

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